Exhibit 10.1(d)
AMENDMENT NO. 2 TO AMENDED AND RESTATED LOAN AND SECURITY
AGREEMENT AND FORBEARANCE AGREEMENT
     AMENDMENT NO. 2 TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT AND FORBEARANCE AGREEMENT (“Agreement”) dated and effective as of November 10, 2009 among NEENAH FOUNDRY COMPANY, a Wisconsin corporation (“Neenah”), the Subsidiaries of Neenah set forth on the signature pages hereto that are designated as “Borrowers” (each of Neenah and such Subsidiaries of Neenah may be individually referred to herein as a “Borrower” and may be collectively referred to herein as “Borrowers”), the entities set forth on the signature pages hereto that are designated as “Lenders,” and Bank of America, N.A., as administrative agent for the Lenders (“Agent”).
RECITALS:
     WHEREAS, Agent and Borrowers have entered into certain financing arrangements pursuant to the Amended and Restated Loan and Security Agreement, dated as of December 29, 2006 among Agent, Borrowers and the Lenders from time to time party thereto (as amended hereby, and as the same may have heretofore been or may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”);
     WHEREAS, as of the date hereof, Borrowers expect that defaults will occur under the Loan Agreement as more particularly described below;
     WHEREAS, the circumstances described herein would constitute an Event of Default under the Loan Agreement and the Loan Documents;
     WHEREAS, Borrowers have requested that Agent and Lenders forbear from exercising their rights as a result of such Event of Default, which may be continuing, and that Lenders provide further Revolving Credit Loans and other financial accommodations to Borrowers notwithstanding such Event of Default; and
     WHEREAS, Agent and Lenders are willing to agree to forbear from exercising certain of their rights and remedies and provide certain further Revolving Credit Loans and other financial accommodations to Borrowers solely for the period and on the terms and conditions specified herein.
     NOW, THEREFORE, in consideration of the foregoing, and the respective agreements, warranties and covenants contained herein, the parties hereto agree as follows:
SECTION 1. DEFINITIONS
     1.1. Interpretation. All capitalized terms used herein (including in the preamble and recitals hereto) shall have the respective meanings ascribed thereto in the Loan Agreement unless otherwise defined herein.

     1.2. Additional Definitions. As used herein, the following terms shall have the respective meanings given to them below, and the Loan Agreement is hereby amended to include, in addition and not in limitation, each of the following definitions:
          (a) “Specified Defaults” shall mean the Events of Default more particularly identified on Exhibit A hereto.
          (b) “Forbearance Period” means the period commencing on the date hereof and ending on the date which is the earliest of (i) December 23, 2009; (ii) the occurrence or existence of any Event of Default, other than the Specified Defaults; or (iii) the occurrence of any Termination Event.
          (c) “Termination Event” means the initiation of any action by any Borrower, any Guarantor or any Releasing Party (as defined herein) to invalidate or limit the enforceability of any of the acknowledgments set forth in Section 2.1, the release set forth in Section 9.6 or the covenant not to sue set forth in Section 9.7.
SECTION 2. ACKNOWLEDGMENTS
     2.1. Acknowledgment of Obligations. Each Borrower hereby acknowledges, confirms and agrees that as of the close of business on November 9, 2009, (a) Borrowers are indebted to Lenders in respect of the Revolving Credit Loans (including Swingline Loans) in the principal amount of $52,422,398.84, and (b) Borrowers are indebted to Lenders in respect of the LC Obligations in the principal amount of $1,275,000.00. Each Borrower hereby acknowledges, confirms and agrees that all such Loans and LC Obligations, together with interest accrued and accruing thereon, and all fees, costs, expenses and other charges now or hereafter payable by any Borrower to Lenders, are unconditionally owing by Borrowers to Lenders, without offset, defense or counterclaim of any kind, nature or description whatsoever.
     2.2. Acknowledgment of Security Interests. Each Borrower hereby acknowledges, confirms and agrees that Agent has and shall continue to have valid, enforceable and perfected first-priority liens upon and security interests in the Collateral heretofore granted to Agent, for the benefit of Agent and Lenders, pursuant to the Loan Agreement and the Loan Documents or otherwise granted to or held by Agent, for the benefit of Agent and Lenders, subject only to Permitted Liens and the terms of the Secured Bond Intercreditor Agreement.
     2.3. Binding Effect of Documents. Each Borrower hereby acknowledges, confirms and agrees that: (a) each of the Loan Agreement and the Loan Documents to which it is a party has been duly executed and delivered to Agent by such Borrower, and each is and shall remain in full force and effect as of the date hereof except as modified pursuant hereto, (b) the agreements and obligations of such Borrower contained in such documents and in this Agreement constitute the legal, valid and binding Obligations of such Borrower, enforceable against it in accordance with their respective terms, and such Borrower has no valid defense to the enforcement of such Obligations, and (c) Agent and Lenders are and shall be entitled to the rights, remedies and benefits provided for under the Loan Agreement and the Loan Documents and applicable law.

SECTION 3. FORBEARANCE IN RESPECT OF SPECIFIED DEFAULTS
     3.1. Acknowledgment of Default. Each Borrower hereby acknowledges and agrees that the occurrence of the Specified Defaults would entitle Agent and Lenders to exercise their rights and remedies under the Loan Agreement and the Loan Documents, applicable law or otherwise. Each Borrower represents and warrants that as of the date hereof, no Events of Default exist other than that which would correspond to the Specified Defaults. Each Borrower hereby acknowledges and agrees that, except as otherwise expressly set forth herein, with the occurrence of the Specified Defaults (i) Agent and Lenders would have the exercisable right to declare the Obligations to be immediately due and payable under the terms of the Loan Agreement and the Loan Documents, and (ii) Lenders would no longer obligated to make any disbursements of Revolving Credit Loans.
     3.2. Forbearance.
          (a) In reliance upon the representations, warranties and covenants of Borrowers contained in this Agreement, and subject to the terms and conditions of this Agreement and any documents or instruments executed in connection herewith, Agent and Lenders agree to forbear during the Forbearance Period from exercising their rights and remedies under the Loan Agreement and the Loan Documents or applicable law in respect of or arising out of the Specified Defaults.
          (b) Upon the expiration or termination of the Forbearance Period, the agreement of Agent and Lenders to forbear shall automatically and without further action terminate and be of no force and effect, it being expressly agreed that the effect of such termination would be to permit Agent and Lenders to exercise immediately all rights and remedies under the Loan Agreement and the Loan Documents and applicable law that are available based on the occurrence of the Specified Defaults, including, but not limited to, (i) ceasing to make any further Loans or issuing any further Letters of Credit or LC Guaranties and (ii) accelerating all of the Obligations under the Loan Agreement and the Loan Documents; in each case without any further notice to any Borrower, passage of time or forbearance of any kind.
     3.3. No Waivers; Reservation of Rights.
          (a) Agent and Lenders have not waived, are not by this Agreement waiving, and have no intention of waiving, any Events of Default which may be continuing on the date hereof or any Events of Default which may occur after the date hereof (whether the same or similar to the Specified Defaults or otherwise), and Agent and Lenders have not agreed to forbear with respect to any of their rights or remedies concerning any Events of Default (other than, during the Forbearance Period, the Specified Defaults to the extent expressly set forth herein) occurring at any time.
          (b) Subject to Section 3.2 above (solely with respect to the Specified Defaults), Agent and Lenders reserve the right, in their discretion, to exercise any or all of their rights and remedies under the Loan Agreement and the Loan Documents as a result of any other Events of Default occurring at any time. Agent and Lenders have not waived any of such rights or remedies, and nothing in this Agreement, and no delay on their part in exercising any such rights or remedies, shall be construed as a waiver of any such rights or remedies.

     3.4. Additional Events of Default. The parties hereto acknowledge, confirm and agree that any misrepresentation by any Borrower, or any failure of any Borrower to comply with the covenants, conditions and agreements contained in this Agreement, the Loan Agreement and the Loan Documents or in any other agreement, document or instrument at any time executed and/or delivered by any Borrower with, to or in favor of Agent or any Lenders shall constitute an Event of Default under the Loan Agreement and the Loan Documents. In the event any Person, other than Agent or Lenders, shall at any time exercise for any reason (including, without limitation, by reason of any Specified Default, any other present or future Event of Default, or otherwise) any of its rights or remedies against any Borrower or any obligor providing credit support for any Borrower’s obligations to such other Person, or against any Borrower’s or such obligor’s properties or assets, such event shall constitute an Event of Default hereunder and an Event of Default under the Loan Agreement.
SECTION 4. AMENDMENTS
     Effective as of the date hereof, the Loan Agreement is hereby amended as follows:
     4.1. Section 1.1.3 of the Loan Agreement is hereby amended and restated in its entirety, as follows:
     1.1.3. Use of Proceeds. The Revolving Credit Loans shall be used solely for (i) the satisfaction of existing Indebtedness of Borrowers, (ii) the payment of fees and expenses associated with the transactions contemplated hereby, (iii) Borrowers’ general operating capital needs (including Capital Expenditures permitted hereunder) in a manner consistent with the provisions of this Agreement and all applicable laws, (iv) to fund Permitted Acquisitions, and (v) other purposes permitted under this Agreement; provided that the proceeds of each Revolving Credit Loan shall be used solely to pay such items that arise during the ten Business Day period following the date such Revolving Credit Loan is borrowed and that cannot be satisfied from the Borrowers’ cash on hand on the date such Revolving Credit Loan is borrowed or from ordinary operating revenues of the Borrowers. Upon Agent’s request, simultaneously with the funding of any Revolving Credit Loan, Neenah shall provide evidence satisfactory to Agent that the proceeds of such Revolving Credit Loan will be used in accordance with this Section 1.1.3.
     4.2. Section 1.1.7 of the Loan Agreement is hereby amended and restated in its entirety, as follows:
     1.1.7 [Intentionally Omitted]
     4.3. Section 1.4 of the Loan Agreement is hereby amended and restated in its entirety, as follows:
     1.4. Borrowing Agent

     For ease of administration of this Agreement, each Borrower other than Neenah hereby appoints Neenah as its borrowing agent hereunder. In such capacity, Neenah will request all Revolving Credit Loans to be made pursuant to Section 1.1, will request all Letters of Credit and LC Guaranties to be issued pursuant to Section 1.2, and will submit all LIBOR Requests with respect to obtaining any LIBOR Portion pursuant to subsection 3.1.7, converting any Base Rate Portion into a LIBOR Portion pursuant to subsection 3.1.8 or continuing any LIBOR Portion into a subsequent Interest Period pursuant to subsection 3.1.9, in each case pursuant to the procedures set forth in Section 3.1. Notwithstanding anything to the contrary contained in this Agreement, no Borrower other than Neenah shall be entitled to request any Revolving Credit Loans, Letters of Credit or LC Guaranties, or to submit any LIBOR Requests hereunder. The proceeds of all Revolving Credit Loans made hereunder shall be advanced to or at the direction of Neenah and used solely for the purposes described in subsection 1.1.3.
     4.4. Clauses (i) and (ii) of Subsection 8.2.6 of the Loan Agreement are each amended and restated in their entirety, as follows:
     (i) make or permit any of its Subsidiaries to make any voluntary prepayment, purchase or redemption of the Indebtedness evidenced by the Secured Bonds (or any Indebtedness that has refinanced the Secured Bonds);
     (ii) make or permit any of its Subsidiaries to make any payment of any part or all of the Subordinated Debt evidenced by the Subordinated Bonds and the other Subordinated Bond Documents (including, without limitation, any mandatory or voluntary prepayment, purchase or redemption), except, in each case so long as any such payment of interest is made in accordance with the subordination terms included in the Subordinated Bond Documents, regularly scheduled cash payments of interest pursuant to the Subordinated Bond Documents (each as in effect as of the date hereof or as modified in compliance with this subsection 8.2.6) at a rate of up to 12.5% per annum;
     4.5. Appendix A of the Loan Agreement is hereby amended by inserting the term “Availability Block” in its appropriate alphabetical order as follows:
     Availability Block — as of November 9 and thereafter, $1,000,000. For the avoidance of doubt, it is agreed and understood that the Availability Block shall be in addition to (and not in lieu of) any Reserves established pursuant to and in accordance with subsection 1.1.1 of the Agreement; provided, that the Availability Block shall replace and supersede the $500,000 Reserve established by Agent on October 19, 2009.
     4.6. Appendix A of the Loan Agreement is hereby amended by amending and restating the definition of “Applicable Margin” set forth therein in its entirety, as follows:

     Applicable Margin — the percentages set forth below with respect to the Base Rate Portion, the LIBOR Portion, and the Unused Line Fee:

Base Rate Portion	3.75%
LIBOR Portion	5.25%
Unused Line Fee	1.00%
     4.7. Appendix A of the Loan Agreement is hereby amended by amending and restating clause (ii) of the definition of “Borrowing Base” set forth therein in its entirety, as follows:
     (ii) an amount equal to the sum of
(a)	85% of the net amount of Eligible Accounts outstanding at such date; plus

(b)	the lesser of (1) $3,000,000 or (2) the sum of (i) 50% of the net amount of Eligible Extended Municipal Accounts outstanding at such date plus (ii) 25% of the net amount of Eligible Extra Extended Municipal Accounts outstanding at such date; plus

(c)	the lesser of (1) 85% of the net orderly liquidation percentage of each category or type of Eligible Inventory at such date or (2) 60% of the amount of each category or type of Eligible Inventory at such date; plus

(d)	the lesser of (1) $5,000,000 or (2) 85% of the net orderly liquidation percentage of Eligible Patterns and Core Boxes; minus

(e)	the Availability Block at such date; or
     4.8. Appendix A of the Loan Agreement is hereby amended by amending and restating the definition of “LIBOR” set forth therein in its entirety, as follows:
     LIBOR — as applicable to any LIBOR Portion, for the applicable Interest Period, the greater of (a) 1.50% and (b) the rate per annum (rounded upward, if necessary, to the nearest 1/8 of one percent) as determined on the basis of the offered rates for deposits in U.S. dollars, for a period of time comparable to such Interest Period which appears on the Reuters Screen LIBOR01 page as of 11:00 a.m. (London time) on the day that is two (2) London Banking Days preceding the first day of such Interest Period (or such other page as may replace the LIBOR01 Page on that service for the purpose of displaying such rates). If the Reuters system is unavailable, then the rate for that date will be determined on the basis of the offered rates for deposits in U.S. dollars for a period of time comparable to such Interest Period which are offered by four (4) major banks in the London interbank market at approximately 11:00 a.m. (London time), on the day that is two (2) London Banking Days preceding the first day of such Interest Period as selected by Agent. The principal London office of each of the major

London banks so selected will be requested to provide a quotation of its U.S. dollar deposit offered rate. If at least two (2) such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m. (New York City time), on the day that is two (2) London Banking Days preceding the first day of such Interest Period. In the event that Agent is unable to obtain any such quotation as provided above, it will be determined that LIBOR pursuant to a Interest Period cannot be determined. In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of Bank then for any period during which such Reserve Percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.
     4.9. Appendix A of the Loan Agreement is hereby amended by deleting definitions for the terms “Increase Notice” and “Requested Revolver Increase” from Appendix A.
     4.10. It is agreed and understood that the modifications to the definitions of “Applicable Margin” and “LIBOR” provided for above in Sections 4.6 and 4.8, respectively, shall become effective as of November 10, 2009, and the pricing for the Loans, Letters of Credit and LC Guaranties resulting from such modifications shall replace the pricing for the Loans, Letters of Credit and LC Guaranties as in effect pursuant to the letter from Agent to Borrowers dated as of October 30, 2009 and implementing the Default Rate as of October 1, 2009 (such letter no longer having effect as of November 10, 2009, and such Default Rate pricing for the period from October 1, 2009 through November 9, 2009 being hereby acknowledged).
SECTION 5. COVENANTS; REVOLVING LOAN COMMITMENTS DURING FORBEARANCE PERIOD
     5.1. Covenants. Each Borrower hereby covenants as follows, and agrees that any failure to perform, keep or observe such covenants within 1 Business Day of the date on which Borrowers are required to perform, keep or observe such covenants shall constitute an Event of Default:
          (a) Borrowers (i) shall use their commercially reasonable efforts to pursue additional financing in an amount and having terms and conditions acceptable to Borrowers and the Lenders and (ii) shall use their commercially reasonable efforts to pursue a restructuring of the Secured Bonds on terms and conditions acceptable to Borrowers and the Lenders and that would occur no later than January 30, 2010 in the absence of Borrowers consummating successful financing that satisfies the criteria of the foregoing clause (i). In furtherance of the obligation described in clause (ii) of the immediately preceding sentence (and unless and until Borrowers have consummated successful financing that satisfies the criteria of clause (i) in the immediately preceding sentence), Borrowers agree as follows (with any failure to comply with the following being subject to the consequences described in the lead-in paragraph to this Section 5.1): (1) no later than the week of November 16, 2009, Borrowers shall have completed their business plan for the fiscal year ending September 30, 2010 and distributed such business plan to the Lenders;

(2) Borrowers shall use their commercially reasonable efforts to hold a meeting, subject to the execution of customary confidentiality agreements, with representatives of and/or advisors to the purported ad hoc committee of holders of the Secured Bonds (the “Bond Representatives”) no later than the week of November 23, 2009 regarding the business plan of Borrowers for the fiscal year ending September 30, 2010 and a potential restructuring of the Secured Bonds, and shall provide Borrowers’ business plan to the Bond Representatives in advance of (or at) such meeting (and shall have provided a reasonably detailed oral report regarding such meeting to the Lenders); (3) no later than the week of December 7, 2009, Borrowers shall have made an initial proposal to the Bond Representatives regarding terms and conditions for a restructuring of the Secured Bonds that have been shared with and are reasonably acceptable to the Lenders, (4) no later than the week of December 21, 2009, Borrowers shall have distributed a draft lock-up agreement in respect of a potential restructuring of the Secured Bonds that is reasonably satisfactory to the Lenders in form and content; and (5) from and after the delivery of the proposal described in the foregoing clause (3), Borrowers shall pursue negotiations and preparation of documentation regarding the potential restructuring of the Secured Bonds and shall provide the Lenders with weekly oral updates of the progress in respect of such potential restructuring.
          (b) On or before Wednesday of each week, Neenah shall deliver to Agent a 13-week forecast of Borrowers’ cash flow in form and substance reasonably satisfactory to Agent reflecting the variance in Borrowers’ cash flow from the previous week;
          (c) In accordance with the procedures that have been established among Borrowers and Agent after July 1, 2009, Borrowers shall continue to deliver updated Borrowing Base Certificates to Agent on a weekly basis (or as otherwise agreed by Agent or Majority Lenders); and
          (d) Borrowers shall not permit EBITDA (as calculated in accordance with Exhibit 8.3 of the Loan Agreement) for each period set forth below to be less than the applicable amount set forth below for such period:

Period	EBITDA
The one-month period ending October 31, 2009	$0
The one-month period ending November 30, 2009	$0
          (e) Borrowers agree to engage, at the cost and expense of Borrowers, an operational consultant reasonably acceptable to the Majority Lenders to, among other things, prepare a written report evaluating the operational components of Borrowers and their business. Borrowers shall provide such operational consultant with such reasonable cooperation and access as may be necessary to complete such report. Promptly upon receipt by the Borrowers of a final written report by such consultant, which shall occur no later than the end of the Forbearance Period, Borrowers shall deliver to Agent and the Lenders such report. Borrowers hereby consent to Agent contacting such operational consultant directly from time to time on a reasonable basis with respect to its preparation of such report and review of evaluation of the operational components of Borrowers and their business; provided, that Agent shall not have the right to direct the actions of such operational consultant or to otherwise exercise any control over such operational consultant. Agent and the Lenders agree that materials and information furnished to them by such operational consultant or otherwise pursuant to this Agreement shall be considered confidential information for purposes of the Loan Agreement.
SECTION 6. INVENTORY APPRAISALS; EXISTING RESERVES
     6.1. Inventory Appraisal. Currently, the net orderly liquidation percentage of each category and type of Eligible Inventory is being determined by reference to the appraisal of Sector3 Appraisals, Inc. calculated as of December 31, 2008 (the “Existing Sector3 Appraisal”). It is agreed and understood by the parties hereto that, effective as of the date hereof and for the duration of the Forbearance Period, the net orderly liquidation percentage of each category and type of Eligible Inventory will be determined by reference to the appraisal of Hilco Appraisal Services, LLC calculated as of June 30, 2009 (the “Hilco Appraisal”). It is further agreed and understood that, commencing on or about the date hereof, Sector3 Appraisals, Inc. will perform an updated appraisal of the net orderly liquidation percentage of each category and type of Eligible Inventory (the “New Sector3 Appraisal”). Borrowers agree to reasonably cooperate as necessary in respect of the completion of the New Sector3 Appraisal and to reimburse Agent for the costs thereof. Absent written agreement to the contrary from the Majority Lenders, upon the expiration of the Forbearance Period (in respect of further funding under the Revolving Loan Commitments provided by the Lenders at their election notwithstanding the expiration of the forbearance provided hereunder) the net orderly liquidation percentage of each category and type of Eligible Inventory will be determined by reference to the New Sector3 Appraisal. In addition, in the event that the New Sector3 Appraisal indicates net orderly liquidation percentages that are lower than those indicated in the Existing Sector3 Appraisal, then Agent (at its election or at the direction of Majority Lenders) shall have the right to establish a Reserve for the remainder of the Forbearance Period in an amount deemed necessary by Agent in its reasonable credit judgment (or, if Agent has been directed to establish such Reserve by Majority Lenders, Majority Lenders in their reasonable credit judgment) to account for such decline from the Existing Sector3 Appraisal to the New Sector3 Appraisal.
     6.2. Reserve for Interest and Fees. Currently, there is a Reserve in effect pursuant to Section 1.1.1 of the Loan Agreement in the aggregate amount of $356,000 for sums due and payable within ninety (90) days and chargeable (but not yet charged) against a Borrower’s Loan Account as Revolving Credit Loans pursuant to the terms of the Loan Agreement. It is agreed and understood that, for the duration of the Forbearance Period, such Reserve shall be increased to, and shall remain at, the amount of $500,000 to account, in part, for the modifications to the interest and fees under the Loan Agreement provided for in this Agreement.
     6.3. Reserve for Wages and Other Amounts Payable Under Wisconsin Business Closing/Mass Layoff Law. Currently, there is a Reserve in effect pursuant to Section 1.1.1 of the Loan Agreement in the aggregate amount of $1,000,000 for wages and other amounts payable under the Wisconsin Business Closing/Mass Layoff Law. It is agreed and understood that, for the duration of the Forbearance Period, such Reserve shall remain at, the amount of $1,000,000.

SECTION 7. BOND PAYMENTS
     For the avoidance of doubt, it is agreed and understood that no cash payments in respect of the Secured Bonds or the Subordinated Bonds shall be made by Borrowers at any time during the Forbearance Period.
SECTION 8. FORBEARANCE FEE
     Borrowers agree to pay to the Agent, for the ratable benefit of the Lenders in accordance with their respective Revolving Loan Percentages as of the date hereof, a forbearance fee in the aggregate amount of $250,000 (the “Forbearance Fee”). The Forbearance Fee shall be due and payable, fully earned and non-refundable as of the date of this Agreement.
SECTION 9. REPRESENTATIONS AND WARRANTIES
     Each Borrower hereby represents, warrants and covenants as follows:
     9.1. Representations in the Loan Agreement and the Loan Documents. Each of the representations and warranties made by or on behalf of each Borrower to Agent or any Lender in the Loan Agreement or any of the Loan Documents was true and correct when made, and is, except for the Specified Defaults, true and correct on and as of the date of this Agreement with the same full force and effect as if each of such representations and warranties had been made by each Borrower on the date hereof and in this Agreement.
     9.2. Binding Effect of Documents. This Agreement has been duly authorized, executed and delivered to Agent and Lenders by each Borrower, is enforceable in accordance with its terms and is in full force and effect.
     9.3. No Conflict. The execution, delivery and performance of this Agreement by each Borrower will not violate any requirement of law or contractual obligation of any Borrower and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues.
SECTION 10. CONDITIONS TO EFFECTIVENESS OF CERTAIN PROVISIONS OF THIS AGREEMENT
     The effectiveness of the terms and provisions of Section 3.2 of this Agreement shall be subject to the receipt by Agent of each of the following, in form and substance satisfactory to Agent and Lenders:
          (a) an original of this Agreement, duly authorized, executed and delivered by each Borrower; and
          (b) an original of the Consent and Reaffirmation attached as Exhibit B hereto, duly authorized, executed and delivered by each Guarantor.

SECTION 11. MISCELLANEOUS
     11.1. Continuing Effect of Loan Agreement. Except as modified pursuant hereto, no other changes or modifications to the Loan Agreement and the Loan Documents are intended or implied by this Agreement and in all other respects the Loan Agreement and the Loan Documents hereby are ratified, restated and confirmed by all parties hereto as of the effective date hereof. To the extent of conflict between the terms of this Agreement, the Loan Agreement and the Loan Documents, the terms of this Agreement shall govern and control. The Loan Agreement and this Agreement shall be read and construed as one agreement.
     11.2. Costs and Expenses. Each Borrower absolutely and unconditionally agrees to pay to Agent, within 15 days of demand by Agent at any time, whether or not all or any of the transactions contemplated by this Agreement are consummated: all fees and disbursements of any counsel to Agent or any Lender in connection with the preparation, negotiation, execution or delivery of this Agreement and any agreements contemplated hereby and expenses which shall at any time be incurred or sustained by Agent, any Lender, or any of their respective directors, officers, employees or agents as a consequence of or in any way in connection with the preparation, negotiation, execution, or delivery of this Agreement and any agreements contemplated hereby. Each Borrower hereby agrees that Borrowers’ joint and several obligation under Section 2.8 of the Loan Agreement for the reimbursement of out-of-pocket expenses of Agent or any Lender in connection with any attempt to enforce rights of Agent or any Lender under the Loan Agreement or any of the other Loan Documents shall include the obligation to reimburse Agent and Lenders for collection fees, costs and expenses arising after entry of any judgment in respect of the amounts due to Lenders.
     11.3. Further Assurances. At Borrowers’ expense, the parties hereto shall execute and deliver such additional documents and take such further action as may be necessary or desirable to effectuate the provisions and purposes of this Agreement.
     11.4. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.
     11.5. Survival of Representations, Warranties and Covenants. All representations, warranties, covenants and releases of each Borrower made in this Agreement or any other document furnished in connection with this Agreement shall survive the execution and delivery of this Agreement and the Forbearance Period, and no investigation by Agent or any Lender, or any closing, shall affect the representations and warranties or the right of Agent and Lenders to rely upon them.
     11.6. Release.
          (a) In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Borrower and each Guarantor executing a Consent and Reaffirmation attached hereto, on behalf of itself and its successors and assigns, and its present and former members, shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, legal representatives and other representatives (each Borrower, each Guarantor and all such other Persons being hereinafter referred to collectively as the “Releasing Parties” and individually as a “Releasing Party”, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent, each Lender, and each of their respective successors and assigns, and their respective present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, legal representatives and other representatives (Agent, Lenders and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every kind and nature, known or unknown, suspected or unsuspected, at law or in equity, which any Borrower or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the date of this Agreement, including, without limitation, for or on account of, or in relation to, or in any way in connection with this Agreement, the Loan Agreement, any of the Loan Documents or any of the transactions hereunder or thereunder.
          (b) Each Borrower and each Guarantor understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense to any Claim and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.
          (c) Each Borrower and each Guarantor agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.
     11.7. Covenant Not to Sue. Each of the Releasing Parties hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by any Releasing Party pursuant to Section 9.6 above. If any Releasing Party violates the foregoing covenant, each Borrower, for itself and its successors and assigns, and its present and former members, shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, legal representatives and other representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.
     11.8. Severability. Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement.
     11.9. Reviewed by Attorneys. Each Borrower represents and warrants to Agent and Lenders that it (a) understands fully the terms of this Agreement and the consequences of the execution and delivery of this Agreement, (b) has been afforded an opportunity to discuss this Agreement with, and have this Agreement reviewed by, such attorneys and other persons as such Borrower may wish, and (c) has entered into this Agreement and executed and delivered all documents in connection herewith of its own free will and accord and without threat, duress or other coercion of any kind by any Person. The parties hereto acknowledge and agree that neither this Agreement nor the other documents executed pursuant hereto shall be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation and preparation of this Agreement and the other documents executed pursuant hereto or in connection herewith.
     11.10. Disgorgement. If Agent or any Lender is, for any reason, compelled by a court or other tribunal of competent jurisdiction to surrender or disgorge any payment, interest or other consideration described hereunder to any person because the same is determined to be void or voidable as a preference, fraudulent conveyance, impermissible set-off or for any other reason, such indebtedness or part thereof intended to be satisfied by virtue of such payment, interest or other consideration shall be revived and continue as if such payment, interest or other consideration had not been received by Agent or such Lender, and the Borrowers shall be liable to, and shall indemnify, defend and hold Agent or such Lender harmless for, the amount of such payment or interest surrendered or disgorged. The provisions of this Section 9.10 shall survive execution and delivery of this Agreement and the documents, agreements and instruments to be executed or delivered herewith.
     11.11. Relationship. Each Borrower agrees that the relationship between Agent and such Borrower and between each Lender and Borrower is that of creditor and debtor and not that of partners or joint venturers. This Agreement does not constitute a partnership agreement, or any other association between Agent and any Borrower or between any Lender and any Borrower. Each Borrower acknowledges that Agent and each Lender have acted at all times only as a creditor to such Borrower within the normal and usual scope of the activities normally undertaken by a creditor and in no event has Agent or any Lender attempted to exercise any control over such Borrower or its business or affairs.
     11.12. Governing Law: Consent to Jurisdiction and Venue. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE LOAN AGREEMENT AND ANY OF THE LOAN DOCUMENTS, THIS AGREEMENT, THE LOAN AGREEMENT AND THE LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. EACH BORROWER HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN COOK COUNTY, ILLINOIS SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER AND AGENT OR ANY LENDER PERTAINING TO THIS AGREEMENT OR THE LOAN AGREEMENT OR THE LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE LOAN AGREEMENT OR ANY OF THE LOAN DOCUMENTS; PROVIDED, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT. EACH BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY

ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH BORROWER HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH BORROWER AT THE ADDRESS SET FORTH IN THE LOAN AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH BORROWER’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER THE SAME HAS BEEN POSTED.
     11.13. Mutual Waiver of Jury Trial. THE PARTIES HERETO WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN AGENT OR ANY LENDER AND ANY BORROWER ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR THE LOAN AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.
     11.14. Counterparts. This Agreement may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement.
[signatures on following page]

     IN WITNESS WHEREOF, this Agreement is executed and delivered as of the day and year first above written.

BORROWERS:

NEENAH FOUNDRY COMPANY
DEETER FOUNDRY, INC.
MERCER FORGE CORPORATION
DALTON CORPORATION
DALTON CORPORATION, STRYKER
     MACHINING FACILITY CO.
DALTON CORPORATION, WARSAW
     MANUFACTURING FACILITY
ADVANCED CAST PRODUCTS, INC.
GREGG INDUSTRIES, INC.
A&M SPECIALTIES, INC.
NEENAH TRANSPORT, INC.
DALTON CORPORATION, KENDALLVILLE
     MANUFACTURING FACILITY
MORGAN’S WELDING, INC.

Each By	/s/ Robert E. Ostendorf, Jr.
Name Robert E. Ostendorf, Jr.
Title President and Chief Executive Officer

Signature Page to Amendment and Forbearance Agreement

BANK OF AMERICA, N.A., as Agent and as a Lender
By	/s/ Thomas J. Brennan
Its Senior Vice President

GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender
By	/s/ Bond Harberts
Its Duly Authorized Signatory

WACHOVIA CAPITAL FINANCE CORPORATION (CENTRAL), as Syndication Agent and as a Lender
By	/s/ Laura O. Wheeland
Its Vice President

Signature Page to Amendment and Forbearance Agreement

EXHIBIT A
to
AMENDMENT AND FORBEARANCE AGREEMENT
1.	A failure by Borrowers to achieve a Fixed Charge Coverage Ratio for the twelve (12) month period ending on September 30, 2009 of at least 1.0 to 1.0, in violation of Section 8.3 of the Loan Agreement, which would result in an Event of Default under Section 10.1.3 of the Loan Agreement.

2.	A failure by Borrowers to timely deliver financial statements and a compliance certificate for the fiscal month ended September 30, 2009 in violation of Section 8.1.3(ii) of the Loan Agreement, which would result in an Event of Default under Section 10.1.3 of the Loan Agreement.

3.	A failure by Borrowers to timely deliver Projections for the fiscal year ending September 30, 2010 in violation of Section 8.1.7 of the Loan Agreement, which would result in an Event of Default under Section 10.1.4 of the Loan Agreement.

4.	A qualification with respect to the Borrowers’ ability to continue as a going concern contained in the audited financial statements for the fiscal year ended September 30, 2009.
Signature Page to Amendment and Forbearance Agreement

EXHIBIT B
to
AMENDMENT AND FORBEARANCE AGREEMENT
CONSENT AND REAFFIRMATION
          Each of the undersigned (each a “Guarantor”) hereby (i) acknowledges receipt of a copy of the foregoing Amendment and Forbearance Agreement (the “Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in that certain Amended and Restated Loan and Security Agreement dated as of December 29, 2006 (as amended, supplemented, extended, renewed, restated or otherwise modified from time to time) among Agent, Borrowers and the Lenders from time to time party thereto; (ii) consents to Borrowers’ execution and delivery of the Agreement; (iii) agrees to be bound by the Agreement, including Section 9.6 and Section 9.7 of the Agreement; (iv) affirms that nothing contained in the Agreement, except as specifically stated therein, shall modify in any respect whatsoever any Loan Document to which it is a party; and (v) reaffirms its obligations under (a) the Guaranty Agreements and (b) each of the other Loan Documents to which it is a party (as modified by the Agreement, collectively, the “Reaffirmed Loan Documents”) and confirms that such obligations are unconditional and not subject to any defense, setoff, counterclaim or other adverse claim. Although each Guarantor has been informed of the matters set forth herein and has acknowledged and agreed to same, each Guarantor understands that neither Agent nor any Lender has any obligation to inform any Guarantor of such matters in the future or to seek any Guarantor’s acknowledgment or agreement to future amendments, waivers or consents, and nothing herein shall create such a duty.
          The undersigned further agree that after giving effect to the Agreement, each Reaffirmed Loan Document shall remain in full force and effect.

CAST ALLOYS, INC. DALTON CORPORATION, ASHLAND MANUFACTURING FACILITY BELCHER CORPORATION PEERLESS CORPORATION NFC CASTINGS, INC.
Each By
Name
Its

Signature Page to Amendment and Forbearance Agreement